Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2011

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the fourth quarter ended December 25, 2011. Fairchild reported fourth quarter sales of $339.4 million, down 16 percent from the prior quarter and 15 percent lower than the fourth quarter of 2010.

Fairchild reported fourth quarter net income of $21.3 million or $0.17 per diluted share compared to $35.8 million or $0.28 per diluted share in the prior quarter and $51.0 million or $0.40 per diluted share in the fourth quarter of 2010. Gross margin was 30.0 percent compared to 35.9 percent in the prior quarter and 37 percent in the year ago quarter.

Fairchild reported fourth quarter adjusted gross margin of 30.4 percent, down 560 basis points sequentially and 670 basis points from the fourth quarter of 2010. Adjusted gross margin excludes the change in retirement plans, accelerated depreciation and inventory reserve releases/write offs related to fab closures. Adjusted net income was $19.3 million or $0.15 per diluted share, compared to $44.5 million or $0.34 per diluted share in the prior quarter and $57.3 million or $0.45 per diluted share in the fourth quarter of 2010. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, write off of deferred financing fees, charge for litigation, change in retirement plans, and associated net tax effects of these items and other acquisition-related intangibles.

Full year revenues for 2011 were $1.6 billion, roughly flat to 2010. Fairchild reported net income of $146 million or $1.12 per diluted share in 2011, compared to net income of $153 million or $1.20 per diluted share in 2010. On an adjusted basis, the company reported 2011 net income of $170 million or $1.30 per diluted share, compared to $193 million or $1.51 per diluted share in 2010.

“We reduced our overall inventory dollars in the fourth quarter despite significantly lower demand,” said Mark Thompson, Fairchild’s president and CEO. “Distribution sell-through decreased 20 percent sequentially due to lower end market demand and further downstream inventory reductions in the appliance, consumer, industrial, solar and computing supply chains. We also experienced about a 2 to 3 percentage point negative impact to sales due to supply disruptions related to the flooding in Thailand. Despite the weak sell-through and supply disruptions, we reduced channel inventory by 3 percent and internal inventory by 10 percent sequentially. There were some bright spots in demand as our mobile analog business posted solid sequential sales growth in the fourth quarter and our auto sales also held up well. In these times of uncertain demand, we focus on tightly managing the variables under our control such as inventories and expenses. We made good progress reducing inventories and operating expenses in the fourth quarter and we plan to continue these efforts as we enter 2012.

Fourth Quarter Financials

“Gross margin decreased primarily due to lower factory loadings as we tightly controlled our inventory,” said Mark Frey, Fairchild’s executive vice president and CFO. “Margins were also reduced due to 8 inch fab start-up costs and normal price reductions. Adjusted R&D and SG&A expenses were down 4 percent sequentially to $88.4 million due to spending reductions and lower variable compensation. Free cash flow was $1 million during the quarter. We decreased internal inventory dollars by 10 percent as we further reduced factory loadings in the fourth quarter.

Forward Guidance

“We expect sales to be in the range of $340 to 370 million for the first quarter as we continue to focus on reducing channel inventory,” said Frey. “Our current scheduled backlog is sufficient to achieve the low end of this range. This guidance includes about a 1 percent impact to sales from the flooding in Thailand. We expect adjusted gross margin to be 29 to 30 percent due to low factory utilization, especially in January. We anticipate R&D and SG&A spending to be approximately $96 to 98 million in the first quarter. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. Recall that our first quarter has 14 weeks to again synchronize our fiscal year with the actual calendar. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce first quarter results.”

Adjusted gross margin, adjusted R&D and SG&A, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude the change in retirement plans, accelerated depreciation and inventory reserve releases/write offs related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted R&D and SG&A we exclude change in retirement plans. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, write off of deferred financing fees, charge for litigation, change in retirement plans, and associated net tax effects of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25, 2011	September 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

Total revenue	$339.4	$403.2	$397.7	$1,588.8	$1,599.7
Cost of sales (1)	237.7	258.4	250.5	1,029.6	1,036.7

Gross margin	101.7	144.8	147.2	559.2	563.0

Gross margin %	30.0%	35.9%	37.0%	35.2%	35.2%

Operating expenses:
Research and development (2)	38.8	37.8	32.2	153.4	120.2
Selling, general and administrative (3)	50.6	54.4	55.2	218.4	220.8
Amortization of acquisition-related intangibles	4.7	4.7	5.7	19.7	22.4
Restructuring and impairments	(6.7)	4.1	3.3	2.8	7.0
Charge for litigation	—	—	—	—	8.0

Total operating expenses	87.4	101.0	96.4	394.3	378.4

Operating income	14.3	43.8	50.8	164.9	184.6
Other expense, net	1.4	1.4	$1.1	7.2	9.9

Income before income taxes	12.9	42.4	49.7	157.7	174.7

Provision (benefit) for income taxes	(8.4)	6.6	(1.3)	12.2	21.5

Net income	$21.3	$35.8	$51.0	$145.5	$153.2

Net income per common share:
Basic	$0.17	$0.28	$0.41	$1.15	$1.23

Diluted	$0.17	$0.28	$0.40	$1.12	$1.20

Weighted average common shares:
Basic	126.0	126.9	124.0	126.7	124.6

Diluted	128.8	129.9	$128.0	130.3	128.0

(1) Equity compensation expense included in cost of sales	$1.1	$1.2	$0.9	$4.3	$5.7
(2) Equity compensation expense included in research and development	$1.3	$1.3	$0.9	$4.8	$4.1
(3) Equity compensation expense included in selling, general and administrative	$3.4	$3.5	$2.7	$15.7	$11.1

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25, 2011	September 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

Net income	$21.3	$35.8	$51.0	$145.5	$153.2
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	(6.7)	4.1	3.3	2.8	7.0
Accelerated depreciation on assets related to fab closure (1)	—	0.2	0.2	0.7	2.9
Write-off of deferred financing fees	—	—	—	2.1	2.1
Charge for litigation	—	—	—	—	8.0
Inventory write off/release associated with fab closure (1)	(0.2)	—	—	(0.2)	(0.2)
Change in retirement plans	2.7	—	—	2.7	—
Amortization of acquisition-related intangibles	4.7	4.7	5.7	19.7	22.4
Associated net tax effects of the above and other acquisition-related intangibles	(2.5)	(0.3)	(2.9)	(3.6)	(2.2)

Adjusted net income	$19.3	$44.5	$57.3	$169.7	$193.2

Adjusted net income per common share:
Basic	$0.15	$0.35	$0.46	$1.34	$1.55

Diluted	$0.15	$0.34	$0.45	$1.30	$1.51

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25, 2011	September 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

Gross margin	$101.7	$144.8	$147.2	$559.2	$563.0
Adjustments to reconcile gross margin to adjusted gross margin:
Change in retirement plans	1.7	—	—	1.7	—
Accelerated depreciation on assets related to fab closure	—	0.2	0.2	0.7	2.9
Inventory write off/release associated with fab closure	(0.2)	—	—	(0.2)	(0.2)

Adjusted gross margin	$103.2	$145.0	$147.4	$561.4	$565.7

Adjusted gross margin %	30.4%	36.0%	37.1%	35.3%	35.4%

Fairchild Semiconductor International, Inc.

Reconciliation of R&D and SG&A to Adjusted R&D and SG&A

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25, 2011	September 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

R&D and SG&A	$89.4	$92.2	$87.4	$371.8	$341.0
Adjustments to reconcile R&D and SG&A to adjusted R&D and SG&A:
Change in retirement plans	(1.0)	—	—	(1.0)	—

Adjusted R&D and SG&A	$88.4	$92.2	$87.4	$370.8	$565.7

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 25, 2011	September 25, 2011	December 26, 2010

ASSETS
Current assets:
Cash and cash equivalents	$423.3	$433.4	$404.6
Short-term marketable securities	0.2	0.2	0.1
Receivables, net	142.9	148.7	156.4
Inventories	234.2	259.6	232.7
Other current assets	52.4	57.7	49.3

Total current assets	853.0	899.6	843.1

Property, plant and equipment, net	765.4	746.7	689.3
Intangible assets, net	65.4	70.1	69.7
Goodwill	169.3	169.3	164.8
Long-term securities	32.3	31.5	30.3
Other assets	51.5	52.8	51.9

Total assets	$1,936.9	$1,970.0	$1,849.1

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$3.8
Accounts payable	132.5	140.3	139.0
Accrued expenses and other current liabilities	125.7	149.3	139.2

Total current liabilities	258.2	289.6	282.0

Long-term debt, less current portion	300.1	300.1	316.9
Other liabilities	54.1	75.5	71.5

Total liabilities	612.4	665.2	670.4

Temporary equity - deferred stock units	2.3	2.1	2.4
Total stockholders’ equity	1,322.2	1,302.7	1,176.3

Total liabilities, temporary equity and stockholders’ equity	$1,936.9	$1,970.0	$1,849.1

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 25, 2011	December 25, 2011	December 26, 2010
Cash flows from operating activities:
Net income	$21.3	145.5	$153.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37.0	150.5	156.3
Non-cash stock-based compensation expense	5.8	24.8	20.4
Deferred income taxes, net	(4.9)	(12.5)	(1.2)
Other	0.8	4.4	0.5
Changes in operating assets and liabilities, net of acquisitions	(14.2)	(44.2)	3.3

Cash provided by operating activities	45.8	268.5	332.5

Cash flows from investing activities:
Capital expenditures	(44.8)	(186.4)	(158.0)
Purchase of marketable securities	—	(0.1)	1.6
Purchase of equity investment	—	—	(3.0)
Maturity of marketable securities	—	0.1	—
Other	(1.5)	(3.5)	(1.8)
Acquisitions, net of cash acquired	—	(16.5)	(11.0)

Cash used in investing activities	(46.3)	(206.4)	(172.2)

Cash flows from financing activities:
Repayment of long-term debt	—	(320.6)	(151.5)
Issuance of long-term debt	—	300.0	—
Proceeds from issuance of common stock and from exercise of stock options, net	0.1	35.5	6.4
Purchase of treasury stock	(9.2)	(42.3)	(25.6)
Shares withheld for employees taxes	(0.5)	(10.8)	(0.8)
Other	—	(5.2)	—

Cash provided by (used in) financing activities	(9.6)	(43.4)	(171.5)

Net change in cash and cash equivalents	(10.1)	18.7	(11.2)
Cash and cash equivalents at beginning of period	433.4	404.6	415.8

Cash and cash equivalents at end of period	$423.3	$423.3	$404.6

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 25, 2011	December 25, 2011	December 26, 2010

Cash provided by operating activities	$45.8	$268.5	$332.5
Capital expenditures	(44.8)	(186.4)	(158.0)

Free cash flow	$1.0	$82.1	$174.5

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com